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                                                                   Exhibit 11.02

                                   FIRST AVIATION SERVICES INC.
                        STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS

                                      (SUPPLEMENTAL BASIS)
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                                                                                   Quarter ended             Nine months ended
                                                                                       10/31/97                  10/31/96

SUPPLEMENTAL NET INCOME PER BASIC COMMON SHARE:

Net Income                                                                      $     1,647,000             $      4,227,000

Preferred dividends on shares not exchanged for common stock                    $       (11,000)            $        (40,000)

Interest Expense recorded on long term debt extinguished                                      0                       25,000

Extraordinary item; loss on early extinguishment of debt                                      0                      193,000
                                                                                ---------------              ---------------
Net Income applicable to Common Stock                                           $     1,636,000              $     4,405,000
                                                                                ---------------              ---------------
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Weighted average common shares outstanding                                            8,916,464                    8,319,636

Incremental shares due to warrants to purchase common stock                                -                         143,100

Incremental shares due to stock options                                                 149,850                      149,850

Shares applicable to preferred stock                                                        -                         18,333
                                                                                ---------------              ---------------
Total Shares                                                                          9,066,314                    8,630,919
                                                                                ---------------              ---------------
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Supplemental Net income per common share                                        $          0.18              $          0.51
                                                                                ---------------              ---------------
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